Exhibit 99.1

Reference is made to the updates issued by Alternus Energy Group Plc (OSE: ALT) (“AEG”) and Solis Bond Company DAC (“Solis”), a former indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“ALCE”), a majority owned subsidiary of AEG, on 9 March 2023, 21 March 2023, 27 March 2023, 18 April 2023, 24 April 2023, 16 May 2023, 19 September 2023, 16 October 2023, 18 December 2023, 3 January 2024 ,26 February 2024, 12 March 2024, 25 June 2024, 23 July 2024, 29 August 2024, 28 September 2024 and 3 October 2024 regarding the waivers of the financial covenants and extension of the maturity date sought from the bondholders in Solis’ FRN senior secured EUR 200,000,000 green bonds 2021/2024 (ISIN NO0010914914) (the “Bonds”).

AEG and Solis announce that by mutual agreement, a trust controlled by the bond trustee on behalf of the bondholders has taken full ownership of Solis (the “Transfer”). The consummation of the Transfer completed on 3rd of October 2024, and the AEG-appointed directors of Solis, Vincent Browne and John McQuillan have resigned from their position as directors of Solis (and its applicable subsidiaries). Moving forward, the bondholders through their ownership vehicle, Solis Trustee Special Vehicle Limited will continue the operation of the remaining solar parks owned by Solis (through its subsidiaries in Romania).

The Transfer will not have any impact on the other assets or ongoing operations of AEG and ALCE. As Solis is no longer consolidated by ALCE, this is expected to improve ALCE’s net equity position by approximately $45 million as a result of the transaction.

For further information about the above, please refer to the attached notice of written resolution.

About Alternus Energy Group:

The Company is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through Alternus Clean Energy, Inc. (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo exchange and headquartered in Ireland, while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.

Forward Looking Statements: Certain information contained in this letter, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company could differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.